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Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

December 3, 2014

Board of Directors
Ashford Hospitality Prime, Inc.
14185 Dallas Parkway
Suite 1100
Dallas, TX 75254

Ladies and Gentlemen:

We are acting as counsel to Ashford Hospitality Prime, Inc. a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of an indeterminate amount of one or more series of the following securities of the Company: (i) secured or unsecured debt securities (the "Debt Securities"), (ii) shares of preferred stock, $.01 par value per share (the "Preferred Shares"), (iii) shares of common stock, $.01 par value per share (the "Common Shares"), (iv) warrants to purchase Debt Securities (the "Debt Warrants"); (v) warrants to purchase Preferred Shares (the "Preferred Stock Warrants"); (vi) warrants to purchase Common Shares (the "Common Stock Warrants"), (vii) Preferred Shares represented by depositary receipts (the "Depositary Shares"), (viii) warrants to purchase Depositary Shares (the "Depositary Share Warrants"), (ix) subscription rights to purchase Preferred Shares, Common Shares, Debt Warrants, Preferred Stock Warrants, Common Stock Warrants, Depositary Shares or Depositary Share Warrants (the "Rights"), (x) units to purchase two or more of the Securities ("Units"), and (xi) warrants to purchase Units ("Unit Warrants", and, together with the Debt Securities, Preferred Shares, Common Shares, Debt Warrants, Preferred Stock Warrants, Common Stock Warrants, Depositary Shares, Depositary Share Warrants, Rights and Units, the "Securities") all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board ("Board Action") consistent with the procedures and terms described in the Registration Statement and in accordance with the Company's charter and bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer,

Board of Directors Ashford Hospitality Prime, Inc.	- 2 -	December 3, 2014

issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the "Act"), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any senior Debt Securities will be issued pursuant to a "senior indenture" and any subordinated Debt Securities will be issued pursuant to a "subordinated indenture," substantially in the forms of such indentures to be filed as exhibits to the Registration Statement, with items shown in such exhibits as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) prior to any issuance of Preferred Shares or Depositary Shares, appropriate articles supplementary shall be filed and accepted for record with the Maryland State Department of Assessments and Taxation; (ix) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (x) any Depositary Share Warrants will be issued under one or more depositary share warrant agreements, each to be between the Company and a financial institution identified therein or warrant agent; (xi) any Rights will be issued under one or more subscription rights agreements; (xii) any Units will be issued under one or more unit agreements; (xiii) any Unit Warrants will be issued under one or more unit warrant agreements, each to be between the Company and a financial institution identified therein as warrant agent, (xiv) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xv) the Company will remain a Maryland corporation; and (xvi) the Securities will not be issued in violation of the ownership limit contained in the Company's charter.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Debt Warrants, Preferred Stock Warrants, Common Stock Warrants, Depositary Share Warrants or Unit Warrants under the subscription rights agreement for any Rights, under the deposit agreement for any Depositary Shares, and under any unit agreement for any Units namely, the trustee, the warrant agent, the rights agent, the depositary, or any unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement, as applicable; that such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement, as applicable.

Board of Directors Ashford Hospitality Prime, Inc.	- 3 -	December 3, 2014

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

        (a)   The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants or Rights or in connection with an issuance of Units), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will have been duly authorized by the Company.

        (b)   The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Preferred Stock Warrants or Rights and receipt by the Company of any additional consideration payable upon such exercise or in connection with any issuance of Units), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

        (c)   The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise or in connection with any issuance of units), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

        (d)   The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will have been duly authorized by the Company.

        (e)   The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will have been duly authorized by the Company.

        (f)    The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will have been duly authorized by the Company.

        (g)   The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will have been duly authorized by the Company.

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        (h)   The Depositary Share Warrants, upon due execution and delivery of a depositary share warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Depositary Share Warrants by such warrant agent, and upon due execution and delivery of the Depositary Share Warrants on behalf of the Company, will have been duly authorized by the Company.

        (i)    The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will have been duly authorized by the Company.

        (j)    The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, will have been duly authorized by the Company.

        (k)   The Unit Warrants, upon due execution and delivery of a unit warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Unit Warrants by such warrant agent, and upon due execution and delivery of the Unit Warrants on behalf of the Company, will have been duly authorized by the Company.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. The foregoing notwithstanding, to the extent our opinion relates to matters of Maryland law, Gibson, Dunn & Crutcher LLP may rely on our opinion in rendering its opinion to the addressees of this opinion on the date hereof, provided that the full text of our opinion is made available to each recipient of the opinion letter of Gibson, Dunn & Crutcher LLP, and it is explicitly stated in the opinion letter of Gibson, Dunn & Crutcher LLP that our opinion speaks only as of the original date thereof, that we have not taken any steps to update, or to confirm the continuing accuracy of, our opinion, and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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  Exhibit 5.1